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                                                                EXHIBIT 4.9

                           DEED OF MOVABLE HYPOTHEC
                               WITHOUT DELIVERY

          ON THIS FIRST (1ST) DAY OF DECEMBER IN THE YEAR ONE
          THOUSAND NINE HUNDRED AND NINETY-SEVEN (1997);

          BEFORE: MTRE. DAVID M. KLINEBERG, the undersigned Notary for the Province of Quebec, practising in the City of Montreal;

          APPEARED: BRANT-ALLEN INDUSTRIES, INC., a corporation duly formed under the laws of Delaware, hereinacting and represented by Thomas R. M. Davis, its authorized representative, duly authorized in virtue of a resolution adopted by the unanimous consent of its Directors dated November 21, 1997, a certified copy of which has been annexed hereto after having been signed by the said representative for identification with and in the presence of the undersigned Notary.

                    (hereinafter called the "Grantor");

                    CRESTAR BANK, a Virginia Banking Corporation, acting in its capacity of trustee and fonde de pouvoir for the Holders under the Indenture (as such terms are defined hereinafter), hereinacting and represented by Dominique Belisle, its authorized representative, duly authorized as she so declares.

                    (hereinafter called the "Trustee");

               WHEREAS a trust Indenture dated as of December 1, 1997 was executed among Bear Island Paper Company, L.L.C., Bear Island Finance Company II (collectively, the "Issuers"), Bear Island Timberlands Company, L.L.C., "Soucy Inc." (as hereinafter defined), the Grantor and the Trustee, as trustee (such trust indenture, as amended, supplemented or otherwise modified from time to time being herein referred to as the "Indenture");

               WHEREAS the Notes (as defined in the Indenture) are secured under the Indenture by hypothec on the Soucy
          Collateral (as defined hereinafter);

                    NOW, THEREFORE, in consideration of the
          premises and to induce Issuers (as defined in the Indenture) to enter into the Indenture and to enhance the creditworthiness of the Notes, the Grantor hereby agrees with the Trustee, for the benefit of the holders of the Notes (the "Holders"), as follows:

               1.  Defined Terms.       (a)  Capitalized terms not
          defined herein shall be as defined in the Indenture.

               (b) The following terms shall have the following meanings:

               "Bank Credit Agreement": the collective reference to the Paper Company Credit Agreement and the Timberlands Credit Agreement.

               "Bank Pledge Agreement": the Pledge Agreement between the Grantor and the Toronto-Dominion (Texas), Inc. as Timberlands Agent and as Paper Company Agent governed by the laws of New York which, together with the Bank Hypothec, is referred to as the Soucy Pledge Agreement in the Bank Credit Agreement.

               "Bank Hypothec": the Deed of Hypothec between the Grantor and the Toronto-Dominion (Texas), Inc. as Timberlands Agent and as Paper Company Agent governed by the laws of Quebec which, together with the Bank Pledge Agreement, is referred to as the Soucy Pledge Agreement in the Bank Credit Agreement.

               "Code":  the Civil Code of Quebec.

               "Collateral Documents":  the Timberlands Pledge
          Agreement, the Company Pledge and Security Agreement, the Note Pledge Agreement and this Deed.

               "Deed": this Deed of Movable Hypothec Without Delivery, as the same may be amended, modified or otherwise supplemented from time to time, which Deed is referred to as the Hypothec Agreement in the Indenture.

               "Governmental Authority":  as defined in the Paper
          Company Credit Agreement.

               "Hypothecated Stock": the 271,479 common shares of Capital Stock issued by Soucy Inc. represented by share certificate C-5, together with all stock certificates, options or rights of any nature whatsoever that may be issued or granted by the Soucy Inc. to the Grantor while this Deed is in effect.

               "Intercreditor Agreement": the intercreditor agreement, dated as of December 1, 1997, among the Trustee, the Issuers, Toronto-Dominion (Texas), Inc. as agent for the Timberlands Agent, for the benefit of the Timberlands Lenders, and the Paper Company Agent, for the benefit of the Paper Company Lenders (the "Agent"), as it may be amended, supplemented or otherwise modified from time to time.

               "Soucy Inc.": F.F. Soucy, Inc., being the company which is the issuer of the Hypothecated Stock.

               "Lenders":  the collective reference to the Paper
          Company Lenders and the Timberlands Lenders.

               "Lien":  as defined in the Indenture.

               "Note Pledge Agreement": the Pledge Agreement between the Grantor and the Trustee governed by the laws of New York and referred to as the Soucy Pledge Agreement in the Indenture.

               "Paper Company": as defined in the definition of Paper Company Credit Agreement.

               "Paper Company Agent": as defined in the definition of Paper Company Credit Agreement.

               "Paper Company Credit Agreement": the Credit Agreement, dated as of December 1, 1997 (as amended, supplemented or otherwise modified from time to time) among Bear Island Paper Company, LLC (the "Paper Company"), Toronto-Dominion (Texas), Inc., as administrative agent and fonde de pouvoir (in such capacity, the "Paper Company Agent"), the arranger party thereto and the Lenders parties thereto (the "Paper Company Lenders").

               "Paper Company Lenders": as defined in the definition of the Paper Company Credit Agreement.

               "Proceeds": all proceeds, fruits and revenues from the Hypothecated Shares and, in any event, shall include, without limitation, all dividends or other income from the Hypothecated Stock, collections thereon or distributions with respect thereto and whatever is received upon the sale, exchange, collection or other disposition of collateral or proceeds.

               "Requirement of Law":  as defined in the Bank Credit
          Agreement.

               "Secured Obligations":  the collective reference to
          (a) the obligations of the Issuers under the Indenture and (b) all obligations and liabilities of the Grantor that may arise under or in connection with this Deed, or any other Collateral Document to which the Grantor is a party, whether on account of fees, indemnities, costs, expenses or otherwise that are required to be paid by the Grantor pursuant to the terms thereof (including, without limitation, all reasonable fees and disbursements of counsel to the Trustee or to the Issuers that are required to be paid the Grantor pursuant to the terms of this Deed or any other Collateral Document to which the Grantor is a party).

               "Securities Act":  the Securities Act of the
          Province of Quebec, as amended, together with the securities laws of any other jurisdiction in which the Hypothecated Stock may be sold.

               "Soucy Collateral":  the Hypothecated Stock and all
          Proceeds.

               "Soucy Collateral Account": any account established to hold cash Proceeds, maintained under the sole dominion and control of the Trustee, subject to withdrawal by the Trustee for the account of the Holders only as provided in paragraph 8(a).

               "Timberlands Agent": as defined in the definition of the Timberlands Credit Agreement.

               "Timberlands Credit Agreement":  the Credit
          Agreement, dated as of December 1, 1997 (as amended, supplemented or otherwise modified from time to time) among the Grantor, Toronto-Dominion (Texas), Inc., as administrative agent and fonde de pouvoir (in such capacity, the "Timberlands Agent") and the Lenders parties thereto (the "Timberlands Lenders").

               "Timberlands Lenders": as defined in the definition of the Timberlands Credit Agreement.

               (c) The words "hereof," "herein" and "hereunder" and words of similar import when used in this Deed shall refer to this Deed as a whole and not to any particular provision of this Deed, and section and paragraph references are to this Deed unless otherwise specified.

               (d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

               2. Grant of Hypothec. The Grantor hereby grants to the Trustee, as fonde de pouvoir and as Trustee under the Indenture, a hypothec and security interest in the amount of TWO HUNDRED AND TWENTY FIVE MILLION CANADIAN DOLLARS (CDN$ 225,000,000) bearing interest from the date hereof at the rate of twenty-five percent per annum (25%) on the Soucy Collateral, as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Secured Obligations (for the benefit of the Holders).

               Any future obligation secured hereby shall be deemed to be one in respect of which the Grantor has once again obligated itself in accordance with article 2797 of the Code.

               3. Appointment of Trustee as Fonde de Pouvoir. The Grantor hereby acknowledges and agrees and accepts the appointment of the Trustee and further irrevocably appoints the Trustee, hereto accepting, to act as fonde de pouvoir on behalf of the Holders in order to receive and hold any right, hypothec and security interest created hereby and hereafter created and constituted as continuing security for the performance of the Secured Obligations.

               4. Representations and Warranties. The Grantor represents and warrants that:

               (a)  The Grantor has the corporate power and
          authority and the legal right to execute and deliver, to perform its obligations under, and to grant the hypothecs in the Soucy Collateral pursuant to, this Deed and has taken all necessary corporate action to authorize its execution, delivery and performance of, and grant of the hypothecs in the Soucy Collateral pursuant to, this Deed.

               (b) This Deed constitutes a legal, valid and binding obligation of the Grantor, enforceable in accordance with its terms and the hypothecs created pursuant to this Deed will constitute valid, perfected hypothecs in the Soucy Collateral in favor of the Trustee as fonde de pouvoir, enforceable in accordance with its terms against all creditors of the Grantor and any Persons purporting to purchase any Soucy Collateral from the Grantor, except as against the hypothecs and security interests created pursuant to the Bank Pledge Agreement and the Bank Hypothec, and as enforceability may be affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

               (c) The shares of Hypothecated Stock constitute 65% of all the issued and outstanding shares of all classes of the capital stock of Soucy Inc.

               (d) All the shares of the Hypothecated Stock have been duly and validly issued and are fully paid and nonassessable.

               (e) The Grantor is the record and beneficial owner of, and has title to, the Hypothecated Stock, free of any and all Liens or options in favor of, or claims of, any other Person, except the hypothecs created by this Deed and the pledge and security interest granted in the Note Pledge Agreement and Liens pursuant to the Bank Pledge Agreement and the Bank Hypothec (collectively, the "Permitted Liens").

               (f)  There is no shareholders agreement in
          connection with the Hypothecated Stock and there is no restriction in the constitution documents or articles of association of Soucy Inc. regarding the assignment or transfer the Hypothecated Stock other than the restrictions pertaining to a closed company pursuant to the Securities Act (Quebec).

               (g) The head office of Soucy Inc. is located in the Province of Quebec.

               The Trustee represents and warrants that it has the corporate power and authority to execute and perform its rights and obligations hereunder, including to act as Trustee and fonde de pouvoir for all purposes under this Deed.

               5. Covenants. The Grantor covenants and agrees with the Trustee that, from and after the date of this Deed until this Deed is terminated and the hypothecs created hereby are released in accordance with the terms hereof:

               (a) If the Grantor shall, as a result of its ownership of the Hypothecated Stock, become entitled to receive or shall receive any stock certificate (including, without limitation, any certificate representing a stock dividend or a distribution in connection with any reclassification, increase or reduction of capital or any certificate issued in connection with any reorganization), option or rights, whether in addition to, in substitution of, as a conversion of, or in exchange for any shares of the Hypothecated Stock, or otherwise in respect thereof, the Grantor shall accept the same as the agent of the Trustee, hold the same in trust for the Trustee and deliver the same forthwith to the Trustee in the exact form received, duly endorsed by the Grantor to the Trustee in blank, if required, together with an undated stock power covering such certificate duly executed in blank by the Grantor and with, if the Trustee so requests, signature guaranteed, to be held by the Trustee, subject to the terms hereof, the Intercreditor Agreement, the Bank Pledge Agreement, the Note Pledge Agreement and the Bank Hypothec as additional collateral security for the Secured Obligations. Any sums paid upon or in respect of the Hypothecated Stock upon the liquidation or dissolution of Soucy Inc. shall be paid over to the Trustee to be held by it hereunder as additional collateral security for the Secured Obligations, and in case any distribution of capital shall be made on or in respect of the Hypothecated Stock or any property shall be distributed upon or with respect to the Hypothecated Stock, in each case pursuant to the recapitalization or reclassification of the capital of Soucy Inc. or pursuant to the reorganization thereof, the property so distributed shall be delivered to the Trustee to be held by it hereunder as additional collateral security for the Secured Obligations. If any sums of money or property so paid or distributed in respect of the Hypothecated Stock (other than distributions permitted to be made or received pursuant to the Bank Credit Agreement or the Indenture) shall be received by the Grantor, the Grantor shall, until such money or property is paid or delivered to the Trustee, hold such money or property as agent for the Trustee, segregated from other funds of the Grantor, as additional collateral security for the Secured Obligations.

               (b) Except as permitted by either of the Bank Credit Agreements, so long as such Bank Credit Agreement is in effect, or the Indenture, without the prior written consent of the Trustee, the Grantor will not (1) vote to enable, or take any other action to permit, Soucy Inc. to issue any stock or other equity securities of any nature or to issue any other securities convertible into or granting the right to purchase or exchange for any stock or other equity securities of any nature of Soucy Inc. except issuances of equity interests to the Grantor which constitute Soucy Collateral hereunder or under the Note Pledge Agreement, the Bank Pledge Agreement or the Bank Hypothec, (2) sell, assign, transfer, exchange, or otherwise dispose of, or grant any option with respect to, the Soucy Collateral or any other shares of Capital Stock of Soucy Inc. owned by the Grantor, (3) create, incur or permit to exist any Lien or option in favor of, or any claim of any Person with respect to, any of the Soucy Collateral or any other shares of Capital Stock of the Soucy Inc. owned by the Grantor, or any interest therein, except for the hypothecs created by this Deed and the Permitted Liens or (4) enter into any agreement or undertaking restricting the right or ability of the Grantor or the Trustee (after exercise of its hypothecary recourses) to sell, assign or transfer any of the Soucy Collateral other than such restrictions under the Bank Credit Agreement, the Bank Pledge Agreement, the Bank Hypothec, the Note Pledge Agreement and the Indenture.

               (c) The Grantor shall maintain the hypothecs created by this Deed as perfected hypothecs and shall defend such hypothecs against claims and demands of all Persons whomsoever except for Permitted Liens. At any time and from time to time, upon the written request of the Trustee, and at the sole expense of the Grantor, the Grantor will promptly and duly execute and deliver such further instruments and documents and take such further actions as the Trustee may reasonably request for the purposes of obtaining or preserving the full benefits of this Deed and of the rights and powers herein granted.
          If any amount payable under or in connection with any of the Soucy Collateral (to the extent such amounts are otherwise required by this Deed to be paid to the Trustee) shall be or become evidenced by any promissory note, other instrument or chattel paper, such note, instrument or chattel paper in excess of US$ 500,000 shall form part of the Proceeds forming part of the Soucy Collateral hypothecated pursuant to this Deed.

               (d) The Grantor shall pay, and save the Trustee harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other similar taxes which may be payable or determined to be payable with respect to any of the Soucy Collateral or in connection with any of the transactions contemplated by this Deed, other than taxes covered by Section 2.18 of the Paper Company Credit Agreement or Section 2.15 of the Timberlands Credit Agreement.

               (e) The Grantor shall inform the Trustee promptly of any change in its name.

               6. Voting Rights. No vote shall be cast or corporate right exercised or other action taken which, in the Trustee's reasonable judgment, would impair in any material respect the Soucy Collateral or which would be inconsistent with or result in any violation of any provision of this Deed, the Indenture or any other Collateral Document.

               7. Rights of the Trustee. (a) All money Proceeds received by the Trustee hereunder shall be held by the Trustee in a Soucy Collateral Account. All Proceeds while held by the Trustee in a Soucy Collateral Account (or by the Grantor as agent for the Trustee) shall continue to be held as collateral security for all the Secured Obligations and shall not constitute payment thereof until applied as provided in paragraph 8(a).

               (b) If an Event of Default shall occur and be continuing and the Trustee shall give notice of its intent to exercise such rights to the Grantor, to the extent permitted by the Intercreditor Agreement and by applicable law, (1) the Trustee shall have the right to receive any and all cash dividends paid in respect of the Hypothecated Stock and make application thereof to the Secured Obligations in such order as the Trustee may determine, and (2) all shares of the Hypothecated Stock shall be registered in the name of the Trustee or its nominee, and the Trustee or its nominee may thereafter exercise (A) all voting, corporate and other rights pertaining to such shares of the Hypothecated Stock at any meeting of shareholders of Soucy Inc. or otherwise and (B) any and all rights of conversion, exchange, subscription and any other rights, privileges or options pertaining to such shares of the Hypothecated Stock as if it were the absolute owner thereof (including, without limitation, the right to exchange at its discretion any and all of the Hypothecated Stock upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the corporate structure of Soucy Inc., or upon the exercise by the Grantor or the Trustee of any right, privilege or option pertaining to such shares of the Hypothecated Stock, and in connection therewith, the right to deposit and deliver any and all of the Hypothecated Stock with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Trustee may determine), all without liability except to account for property actually received by it, but the Trustee shall have no duty to the Grantor to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing.

               8. Remedies. (a) If an Event of Default shall have occurred and be continuing, at any time at the Trustee's election, the Trustee may, to the extent permitted by applicable law, apply all or any part of Proceeds held in any Soucy Collateral Account in payment of the Secured Obligations ratably in accordance with the Intercreditor Agreement and as permitted by law.

               (b) If an Event of Default shall occur and be continuing, the Trustee may exercise, in addition to all other rights and remedies granted in this Deed and in any other instrument or agreement securing, evidencing or relating to the Secured Obligations, and as permitted in the Intercreditor Agreement, all rights and remedies of a hypothecary creditor under the Code. Without limiting the generality of the foregoing, the Trustee, to the extent permitted by applicable law and the Intercreditor Agreememt, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon the Grantor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Soucy Collateral, or any part thereof, and/or may forthwith sell, assign, give option or options to purchase or otherwise dispose of and deliver the Soucy Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, in the over-the-counter market, at any exchange, broker's board or office of the Trustee or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Trustee and any Holder shall have the right upon any such public sale or sales, and, to the extent permitted by law and the Intercreditor Agreement, upon any such private sale or sales, to purchase the whole or any part of the Soucy Collateral so sold, free of any right or equity of redemption in the Grantor, which right or equity is waived or released upon the consummation of such sale. The Trustee shall apply any Proceeds from time to time held by it and the net proceeds of any such collection, recovery, receipt, appropriation, realization or sale, after deducting all reasonable costs and expenses of every kind incurred in respect thereof or incidental to the care or safekeeping of any of the Soucy Collateral or in any way relating to the Soucy Collateral or the rights of the Trustee hereunder, including, without limitation, reasonable attorneys' fees and disbursements of counsel to the Trustee, to the payment in whole or in part of the Secured Obligations ratably in accordance with the Intercreditor Agreement and as permitted by law, and only after such application and after the payment by the Trustee of any other amount required by any provision of law need the Trustee account for the surplus, if any, to the Grantor. To the extent permitted by applicable law, the Grantor waives all claims, damages and demands it may acquire against the Trustee arising out of the exercise by it of any rights hereunder except to the extent arising out of gross negligence or willful misconduct of the Trustee. If any notice of a proposed sale or other disposition of Soucy Collateral shall be required by law, such notice shall, to the extent permitted by applicable law, be deemed reasonable and proper if given at least 10 days before such sale or other disposition.

               (c) Without limiting the foregoing provisions of this Section 8, insofar as Quebec law is concerned, if an Event of Default shall occur and be continuing, the Grantor and the Trustee, on behalf of the Holders, agrees that the following provisions shall apply to the hypothecary rights of the Trustee, whichever hypothecary rights the Trustee may decide to exercise, as permitted by the Intercreditor Agreement:

               (1) the Trustee may directly or indirectly purchase or otherwise acquire the Hypothecated Stock at any public or private sale of the Hypothecated Stock;

               (2) if the Grantor exercises its right to remedy the Event of Default mentioned in the prior notice of default, the Grantor shall, as the law requires it, pay all fees incurred by the Trustee by reason of the default; those fees shall include without limitation the administrative fees of the Trustee, the legal fees of its legal advisers and fees paid to experts; and

               (3) the Grantor shall be deemed to have surrendered the Soucy Collateral held by the Trustee or on its behalf if the Trustee has not, within the delay imposed by law or by a tribunal to surrender the Soucy Collateral, received written notice from the Grantor to the effect that the Grantor is opposed to the exercise of the hypothecary right set forth in the prior notice.

               9. Registration Rights; Private Sales. (a) If the Trustee shall determine to exercise its right to sell any or all of the Hypothecated Stock pursuant to paragraph 8(b) hereof, and if in the reasonable opinion of the Trustee it is necessary or advisable to have the Hypothecated Stock, or that portion thereof to be sold, registered under the provisions of the Securities Act, the Grantor will cause Soucy Inc. thereof to (1) execute and deliver, and cause the directors and officers of Soucy Inc. to execute and deliver, all such instruments and documents, and do or cause to be done all such other acts as may be, in the reasonable opinion of the Trustee, necessary or advisable to register the Hypothecated Stock, or that portion thereof to be sold, under the provisions of the Securities Act, (2) to use its reasonable efforts to cause the registration statement relating thereto to become effective and to remain effective for a period of one year from the date of the first public offering of the Hypothecated Stock, or that portion thereof to be sold, and (3) to make all amendments thereto and/or to the related prospectus which, in the reasonable opinion of the Trustee, are necessary or advisable, all in conformity with the requirements of the Securities Act and the rules and regulations of the Quebec Securities Commission applicable thereto. The Grantor agrees to cause Soucy Inc. to comply with the provisions of the securities or "Blue Sky" laws of any and all jurisdictions of the United States or Canada which the Trustee shall designate and to make available to its security holders, as soon as practicable, an earnings statement which will satisfy the provisions of the Securities Act.

               (b) The Grantor recognizes that the Trustee may be unable to effect a public sale of any or all the Hypothecated Stock, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. The Grantor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. The Trustee shall be under no obligation to delay a sale of any of the Hypothecated Stock for the period of time necessary to permit Soucy Inc. to register such securities for public sale under the Securities Act, or under applicable provincial or state securities laws of the United States or Canada, even if Soucy Inc. would agree to do so.

               (c)  The Grantor further agrees to use its
          reasonable efforts to do or cause to be done all such other acts as may be necessary to make such sale or sales of all or any portion of the Hypothecated Stock pursuant to this Section valid and binding and in compliance with any and all other applicable Requirements of Law. The Grantor further agrees that a breach of any of the covenants contained in this Section will cause irreparable injury to the Trustee and the Holders, that the Trustee and the Holders have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section shall be specifically enforceable against the Grantor, and the Grantor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred under the Indenture.

               10. Irrevocable Authorization and Instruction to Soucy Inc.. The Grantor hereby authorizes and instructs Soucy Inc. to comply with any instruction received by it from the Trustee in writing that (a) states that an Event of Default has occurred and is continuing and (b) is otherwise in accordance with the terms of this Deed, without any other or further instructions from the Grantor, and the Grantor agrees that Soucy Inc. shall be fully protected in so complying.

               11. Trustee's Appointment as Attorney-in-Fact. (a) The Grantor hereby irrevocably constitutes and appoints the Trustee and any officer or agent of the Trustee, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of the Grantor and in the name of the Grantor or in the Trustee's own name, from time to time in the Trustee's discretion, for the purpose of carrying out the terms of this Deed, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Deed, including, without limitation, any registration, financing statements, endorsements, assignments or other instruments of transfer, which power of attorney is only exercisable if an Event of Default shall have occurred and be continuing.

               (b) The Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done pursuant to the power of attorney granted in paragraph 11(a). All powers, authorizations and agencies contained in this Deed and are irrevocable until this Deed is terminated and the hypothecs created hereby are released in accordance with the terms hereof.

               12. Duty of Trustee. Neither the Trustee nor any of its directors, officers, employees or agents shall be liable for failure to demand, collect or realize upon any of the Soucy Collateral or for any delay in doing so (unless the same shall result from the gross negligence or willful misconduct of such Person) or shall be under any obligation to sell or otherwise dispose of any Soucy Collateral upon the request of the Grantor or any other Person or to take any other action whatsoever with regard to the Soucy Collateral or any part thereof.

               13. Other Security The hypothecs created and the rights conferred hereby are in addition to and not in substitution of the rights and the pledges and security interest constituted by the Note Pledge Agreement.

               14. Authority of Trustee. The Grantor acknowledges that the rights and responsibilities of the Trustee under this Deed with respect to any action taken by the Trustee or the exercise or non-exercise by the Trustee of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Deed shall, as between the Trustee and the Holders be governed by the Indenture and the Intercreditor Agreement, but, as between the Trustee and the Grantor, the Trustee shall be conclusively presumed to be acting as Trustee and fonde de pouvoir for the Holders pursuant to the Indenture with full and valid authority so to act or refrain from acting, and neither the Grantor nor Soucy Inc. shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

               15. Notices. All notices, requests and demands to or upon the Trustee, the Grantor or the Intervenor to be effective shall be in writing (including by telecopy) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered three Business Days after being deposited in the mails, postage prepaid, or in the case of telecopy notice, when received, addressed as follows:

               (1)  if to the Trustee, at its address or
          transmission number for notices provided below:

                                   Crestar Bank
                                   919 Main Street, 10th Floor
                                   Richmond, VA 23219
                                   Attention:  Corporate Trust Department
                                   Phone:  (804) 782-5726
                                   Telecopy:  (804) 782-7855

               (2)  if to the Grantor, at its address or
          transmission number for notices provided below:

                                   Post Office Box 3443
                                   80 Field Point Road
                                   Greenwich, Connecticut 06830
                                   Phone:  203-661-3344
                                   Fax:  203-661-3349

               (3)  if to the Intervenor, at its address or
          transmission number for notices provided below:

                                   F.F. Soucy, Inc.
                                   191 Delage Street
                                   Riviere-du-Loup, Quebec G5R 3Z1
                                   Attention:  Edward Sherrick
                                   Phone:  (418) 862-6941
                                   Telecopy:  (418) 862-1134

          The Trustee, the Grantor and the Intervenor (as hereinafter defined) may change their addresses and transmission numbers for notices by notice in the manner provided in this Section.

               16. Severability. Any provision of this Deed which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

               17. Amendments in Writing; No Waiver; Cumulative Remedies. (a) None of the terms or provisions of this Deed may be waived, amended, supplemented or otherwise modified except by a written instrument executed by the Grantor and the Trustee, provided that any provision of this Deed may be waived by the Trustee in a letter or agreement executed by the Trustee or by telex or facsimile transmission from the Trustee.

               (b) The Trustee shall not, by any act (except by a written instrument pursuant to paragraph 18(a) hereof), delay, indulgence, omission or otherwise, be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default or in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of the Trustee, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Trustee of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Trustee would otherwise have on any future occasion.

               (c) The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

               18. Bank Pledge Agreement. The lien and all terms and provisions of this Agreement are subordinate and subject to the lien and all terms and provisions of the Bank Pledge Agreement and the Bank Hypothec. Subject to the provisions of the Intercreditor Agreement, to the extent the Grantor's performance of any obligation under this Deed would result in a default or breach by the Grantor under the Bank Pledge Agreement or the Bank Hypothec, then the Grantor shall have no duty to perform such obligations under this Deed to the extent that such performance would constitute a default or breach under the Bank Pledge Agreement or the Bank Hypothec. Notwithstanding any other provisions of this Deed, the Trustee will not accept possession of any Soucy Collateral, or take any action with respect to Soucy Collateral (including, without limitation, the exercise of any remedies) except in accordance with and as permitted by the Intercreditor Agreement.

               19. Release of Deed of Movable Hypothec Without Delivery. The Grantor shall be automatically released from its obligations under this Deed and this Deed shall automatically terminate on the earlier of (a) the date on which all the Secured Obligations are paid in full and all the Commitments thereunder are terminated, (b) the date on which the Notes are rated Investment Grade and
          (c) the date on which the Total Committed Debt is not greater than US$ 145,000,000; and at the time of such release the Trustee shall deliver the Soucy Collateral to the Grantor, and will execute and deliver such other documents and instruments evidencing such termination and release.

               20. Limitation on Recourse. Anything herein to the contrary notwithstanding, the Trustee shall have recourse hereunder only against the Collateral in respect of the Secured Obligations and not against the Grantor personally or against the assets of the Grantor other than the Collateral.

               21. Controlling Agreement. In the case of any conflict, inconsistency or ambiguity between the terms of
          (i) the Indenture and this Deed, the Indenture shall control and (ii) the Bank Hypothec and this Deed, the Bank Hypothec shall control.

               22. Section Headings. The section headings used in this Deed are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

               23. Successors and Assigns. This Deed shall be binding upon the successors and assigns of the Grantor and shall inure to the benefit of the Trustee and its permitted successors and assigns.

               24. Governing Law. This Deed shall be governed by, and construed and interpreted in accordance with, the law of the Province of Quebec.

               25. Notwithstanding any other provision of this Deed, at no time shall the Grantor be required to hypothecate more than 65% of all of the voting stock of all classes of the capital stock of Soucy Inc.

               26.  Intervention.  Hereto intervenes:

                    F.F. SOUCY, INC., a corporation duly formed under the laws of Quebec, having its head office in the Province of Quebec, hereinacting and represented by Thomas R. M. Davis, its authorized representative, duly authorized in virtue of a resolution adopted by the unanimous consent of its Directors dated November 21, 1997, a certified copy of which has been annexed hereto after having been signed by the said representative for identification with and in the presence of the undersigned Notary.

                    (the "Intervenor")

               Which Intervenor hereby acknowledges having taken cognizance of the present Deed of Movable Hypothec
          Without Delivery and agrees for the benefit of the Trustee and the Holders as follows:

               (a) The Intervenor will be bound by the terms of this Deed and will comply with such terms insofar as such terms are applicable to it.

               (b) The Intervenor will notify the Trustee promptly in writing of the occurrence of any of the events described in paragraph 5(a) of this Deed.

               (c) The terms of paragraph 9(c) of this Deed shall apply to it, mutatis mutandis, with respect to all actions that may be required of it under or pursuant to or arising out of Section 9 of this Deed.

               27. Language. The parties and the Intervenor acknowledge having requested that this Deed be drafted in English. Les parties et l'intervenante reconnaissent avoir demande que le present acte soit redige en anglais.

          WHEREOF ACTE:

          THUS DONE AND PASSED at the City of Montreal, Province of Quebec, and of record in the office of the undersigned notary under the number thirteen thousand one hundred and seventy-nine.

          And after due reading hereof, the parties and the Intervenor have signed with and in the presence of the said notary.

                    BRANT-ALLEN INDUSTRIES, INC.

               Per: /s/ Thomas R. M. Davis
                    ______________________________

                    CRESTAR BANK

               Per: /s/ Dominique Belisle
                    ______________________________
                    Dominique Belisle

                    F.F. SOUCY, INC.

               Per: /s/ Thomas R. M. Davis
                    _____________________________


                    /s/ David M. Klineberg
                    _____________________________
                    David M. Klineberg, Notary